COMPROMISE AND STANDSTILL AGREEMENT

This Compromise and Standstill Agreement (this “Agreement”) is made and entered into effective as of the 5th day of April, 2021 by and among The New Ireland Fund, Inc. (“IRL” or the “Fund”) and Bulldog Investors, LLP and each of its partners, officers, directors and present or future affiliates (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (“Affiliates”) and any entities and accounts that any such person manages or controls directly or indirectly, or with respect to which such person exercises voting discretion, whether such entities or accounts now exist or are organized in the future (collectively referred to herein as “Bulldog”).

WHEREAS, IRL is a closed-end investment company registered with the Securities and Exchange Commission (“SEC”), the shares of common stock (the “Shares”) of which are publicly traded;

WHEREAS, Bulldog is the beneficial owner of greater than 5% of the outstanding Shares of IRL as of the date of this Agreement;

WHEREAS, on December 28, 2020, Phillip Goldstein, a Partner in Bulldog and a stockholder in the Fund, submitted to IRL a proposal pursuant to Rule 14a-8 under the Exchange Act for stockholders to consider and vote on the Fund’s conversion to an exchange-traded fund or dissolution (“Goldstein Proposal”);

WHEREAS, Bulldog and IRL have engaged in discussions regarding IRL, Bulldog’s investment in IRL, the Goldstein Proposal, and one or more additional proposals with respect to IRL (the “IRL Discussions”);

WHEREAS, subsequent to the IRL Discussions, on March 22, 2021, Phillip Goldstein sent an email to IRL withdrawing the Goldstein Proposal;

WHEREAS, in the course of the IRL Discussions, IRL discussed with Bulldog a proposal whereby IRL would conduct a tender offer, which proposal has been presented to the Board of Directors of IRL (“Board”) for approval (the “IRL Proposal”);

WHEREAS, the Board has approved a tender offer for up to 25% of IRL’s Shares at a price equal to 98% of IRL’s net asset value per Share (“NAV”) as determined by IRL as of the close of the regular trading session on the New York Stock Exchange on the business day immediately following the day the tender offer expires or, if the offer is extended, on the business day immediately following the day to which the tender offer is extended, such tender offer to commence as soon as practicable but no later than fifteen business days of the date of this Agreement (the “Tender Offer”); and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the parties agree as follows:

1. (A) Bulldog shall promptly prepare and file an amendment to its Schedule 13D filed with the SEC for the Fund reporting the entry into this Agreement and its intention to no longer pursue the Goldstein Proposal. Bulldog shall also file a copy of this Agreement as an exhibit to the Schedule 13D amendment. (B) In connection with the 2021, 2022, 2023, 2024, 2025 and 2026 annual meetings of stockholders of the Fund and any adjournments thereof or any special meetings of stockholders of the Fund called or held during the Restricted Period (as defined below) (“IRL Meetings”), Bulldog shall: (i) cause all of its Shares of IRL to be voted on each matter (including any stockholder proposal that the Fund may be required to include in its proxy materials for an IRL Meeting) in accordance with the recommendations of the Board, as set forth in the Fund’s definitive proxy statement relating to such IRL Meeting, and will not, directly or indirectly, solicit, recommend, advise or urge, formally or informally, anyone to vote otherwise. Notwithstanding anything herein to the contrary in this Section 1, any investment company that is advised by Bulldog may vote its Shares of IRL at an IRL Meeting and any adjournments thereof in accordance with one of the methods prescribed in Section 12(d)(1)(E)(iii)(aa) of the Investment Company Act 1940 (“1940 Act”). (C) Bulldog shall not file with the SEC and shall not deliver or mail to the Fund’s stockholders any proxy materials relating to the nomination of candidates for election as directors at an IRL Meeting.

2. For a period commencing on the date hereof and ending on the earlier of (a) the date that the Board rescinds its approval of the Tender Offer and (b) five years from the date of this Agreement (the “Restricted Period”), Bulldog shall not, directly or indirectly, with respect to the Fund: (i) submit any stockholder proposals for the vote or consent (collectively, “vote”) of stockholders (whether or not pursuant to Rule 14a-8 under the Exchange Act or otherwise), including, but not limited to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving IRL, including, without limitation, a merger, tender or exchange offer, open-ending, conversion to exchange-traded fund, share repurchase or liquidation of IRL’s assets; (ii) nominate any candidate for election as a director; (iii) solicit proxies for any stockholder proposals or nominations of candidates for election as directors, provided, however, that nothing in this Agreement may be interpreted as prohibiting Bulldog from encouraging other stockholders to vote as recommended by the Board; or (iv) seek the removal of any member of the Board. During the Restricted Period, Bulldog shall not, either directly or indirectly, explicitly or implicitly: (i) encourage, recommend, advise or urge others to put forward stockholder proposals, including any proposal to replace the Fund’s investment adviser, or nominations with respect to Fund directors; (ii) indicate support or approval for any stockholder proposals or nominations relating to the Fund (except by voting pursuant to clause (iii) of this sentence); (iii) cause or permit Shares of the Fund to be voted on any matter in any way other than in accordance with the recommendations of the Board; (iv) solicit or encourage others to vote against any matter recommended by the Board (v) join, create or collaborate with any group of unaffiliated third parties concerning IRL, other than in accordance with the Board’s recommendations; or (vi) threaten, pursue or bring a lawsuit, regulatory action or other proceeding against the Board, IRL, IRL’s investment adviser, or any of their officers, directors, agents or affiliates, other than for alleged violations of this Agreement; provided, however, that notwithstanding anything herein to the contrary in clause (iii) above, any investment company advised by Bulldog may vote Fund Shares held by the investment company on any matter in accordance with one of the methods prescribed in Section 12(d)(1)(E)(iii)(aa) of the 1940 Act. During the Restricted Period, each of IRL and its affiliates and Bulldog shall refrain from directly or indirectly disparaging, impugning or taking any action reasonably likely to damage the reputation of Bulldog, the Fund, the Board, members of the Board or the Fund’s investment adviser. The foregoing shall not apply to any compelled testimony or production of information, either by legal process or subpoena or in connection with a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

3. Bulldog shall not purchase or obtain control over any additional Fund Shares until the date on which IRL issues a press release announcing the Tender Offer, which press release will be issued promptly following the execution of this Agreement.

4. Any notices hereunder shall be delivered by email or facsimile, with a copy by ordinary mail, directed as follows:

To IRL, by delivery to:

The New Ireland Fund, Inc.

c/o KBI Global Investors (North America) Ltd

One Boston Place

201 Washington Street, 36th Floor

Boston, MA 02108

Attention: Derval Murray

Email: derval.murray@KBIGI.com

with a copy to:

Elliot J. Gluck

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Email: egluck@willkie.com

To Bulldog, by delivery to:

Phillip Goldstein

Bulldog Investors, LLP

Park 80 West – Plaza Two

250 Pehle Avenue

Suite 708

Saddle Brook, NJ 07663

Email: pgoldstein@bulldoginvestors.com

5. In the event that IRL breaches any material provision of this Agreement, or the Tender Offer is not commenced within fifteen days of the date of this Agreement, Sections 1, 2, and 3 shall terminate and be of no further force and effect.

6. This Agreement shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns.

7. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws provisions. The parties agree that the state and federal courts of the State of New York shall be the proper forums for any legal controversy arising in connection with this Agreement, and the parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of such courts for such purposes. Except as prohibited by law, none of the parties shall seek a jury trial in any legal controversy arising in connection with this Agreement. None of the parties will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS.

9. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and may be modified or amended only by a writing signed by an authorized representative of each of the parties hereto. No representations, warranties, or inducements have been made by any party hereto concerning this Agreement other than those contained and memorialized herein. This Agreement is the product of mutual bargaining between and among the parties and, therefore, will not be construed against one party or another.

[The remainder of this page left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

THE NEW IRELAND FUND, INC.

By:	/s/ Derval Murray
	Name:	Derval Murray
	Title:	Secretary and Treasurer

BULLDOG INVESTORS, LLP

By:	/s/ Phillip Goldstein
	Name:	Phillip Goldstein
	Title:	Partner

5